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                              [PULASKI LETTERHEAD]


FOR IMMEDIATE RELEASE
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        PULASKI BANK ELECTS WILLIAM M. CORRIGAN JR. TO BOARD OF DIRECTORS


ST. LOUIS, OCTOBER 20, 2003--Pulaski Financial Corp. (Nasdaq: PULB) today announced that William M. Corrigan Jr., president of the Missouri Bar, has been elected to the company's board of directors. He replaces Edward Howenstein, who retired from the board after more than 30 years and was named director emeritus.

Corrigan, 44, is a partner at Armstrong Teasdale LLP, a 220-attorney, St. Louis-based law firm specializing in representing businesses in a wide range of practice areas.

"Bill's work as an attorney for some of the top corporations in the St. Louis area makes him especially well qualified to help the board in guiding Pulaski Bank toward continued growth in assets and earnings," said William A. Donius, chairman, president and CEO of Pulaski Financial, the holding company for Pulaski Bank. "In addition, as a lifelong St. Louis resident involved in civic matters, he is especially suited to helping us maintain our image and performance as the area's premier retail-focused community bank catering to the needs of individuals. We look forward to his guidance as we continue to grow and develop the company into the future."

Corrigan was recently elected president of the Missouri Bar for the 2003-2004 term and has been a member of the bar's board of governors since 1995. He also is a member of the Bar Association of Metropolitan St. Louis, the St. Louis County Bar, the Illinois State Bar Association and the American Bar Association. He received his undergraduate degree in business administration from the University of Notre Dame and his law degree from the University of Missouri-Columbia School of Law. He is active in several civic organizations, including Cardinal Glennon Children's Hospital Development Board and Make-A-Wish Foundation Development Board and is a past president of Edgewood Children's Center Development Board.

Howenstein, whom Corrigan replaces, was first elected to the Pulaski board in 1973 and over the years participated in transforming the bank from mutual ownership to full public ownership and from assets of $85 million to well over $400 million. In a resolution acknowledging Howenstein's tenure and retirement, the board cited his "productive service, enthusiasm, support and encouragement to management and employees, which greatly assisted the progress and expansion of the bank over the past 30 years."

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Pulaski Financial Corp. serves customers throughout the St. Louis and Kansas
City metropolitan area operating in its 81st year through its subsidiary, Pulaski Bank and Pulaski Bank Home Lending in Kansas City. The bank offers a full line of quality retail banking products through seven full-service offices. The company's websites can be accessed at www.pulaskibankstl.com for St. Louis
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branches and http://www.pulaskibankkc.com for the Kansas City branch.
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FOR ADDITIONAL INFORMATION CONTACT:

William A. Donius, President & CEO          Karl Plath or Brien Gately
Pulaski Financial Corp.                     The Investor Relations Company
(314) 878-2210 Ext. 3610                    (847) 296-4200

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